                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-12


                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     (5)  Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number; or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3)  Filing Party:

     ---------------------------------------------------------------------------

     (4)  Date Filed:

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

                                [ATLAS AIR LOGO]

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

                                                                     May 3, 2002

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc. The Annual Meeting will be held on Tuesday, June 4, 2002 at 10:00 a.m. EDT, on the second floor of the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement. In addition, members of management will report on the Company's operations and answer stockholder questions.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you attend the meeting and wish to vote in person, you may revoke your proxy at that time.

                                            Sincerely,

                                            /s/ BRIAN H. ROWE
                                            BRIAN H. ROWE
                                            Chairman of the Board

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                     May 3, 2002

To the Stockholders of ATLAS AIR WORLDWIDE HOLDINGS, INC.:

     The Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc. (the "Company") will be held on Tuesday, June 4, 2002 at 10:00 a.m. EDT, on the second floor of the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017, for the following purposes:

          (i) to elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

          (ii) to approve an amendment to the 1995 Long Term Incentive and Share Award Plan;

          (iii) to ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal year 2002; and

          (iv) to transact such other business as may properly come before the meeting.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof is the close of business on April 25, 2002.

     A copy of Atlas Air Worldwide Holdings, Inc.'s Annual Report on Form 10-K (the "Form 10-K"), as filed with the Securities and Exchange Commission (the "SEC") for the year ended December 31, 2001, is enclosed.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed proxy and mail it promptly in the enclosed reply envelope addressed to Computershare Trust Company, Inc., Attention: Proxy Department, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                          By Order of the Board of Directors,

                                          /s/ DAVID BRICTSON
                                          DAVID BRICTSON
                                          Secretary

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

                            PROXY STATEMENT FOR THE
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy, being mailed to stockholders on or about May 3, 2002, is solicited by the Board of Directors of Atlas Air Worldwide Holdings, Inc. for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Tuesday, June 4, 2002. A copy of Atlas Air Worldwide Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 is being furnished to each stockholder with this Proxy Statement. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, the proxy holders will vote the proxies in accordance with their best judgment.

     The cost of soliciting proxies in the form enclosed will be borne by us. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, or by our employees. In addition, we may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

     Effective February 16, 2001, Atlas Air, Inc. completed a reorganization, whereby Atlas Air Worldwide Holdings, Inc., a Delaware corporation, became the holding company for Atlas Air, Inc. (the "Reorganization"). References to the "Company," "Atlas Air," "we," "us" or "our" in this Proxy Statement refer to Atlas Air Worldwide Holdings, Inc., as successor to Atlas Air, Inc., as of February 16, 2001, and to Atlas Air, Inc. through February 15, 2001.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on April 25, 2002 will be entitled to vote at the Meeting. On that date there were 38,251,091 shares of Common Stock of the Company (the "Common Stock") outstanding and entitled to vote at the Meeting. Each share is entitled to one vote. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If no choice has been specified on your returned proxy card, the shares will be voted FOR the election of the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified, FOR the approval of an amendment to the Company's 1995 Long Term Incentive and Share Award Plan and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

ITEM 1.  ELECTION OF DIRECTORS

     Nine directors are to be elected at the Meeting, each director to hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies on the enclosed proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below. Those persons elected to serve as directors of the Company will also be elected by the Company to serve as directors of Atlas Air, Inc.

     The Board of Directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, or vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than nine directors. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares held by stockholders present at the Meeting in person or by proxy.

INFORMATION WITH RESPECT TO NOMINEES

     The following information sets forth the name and age of each nominee, all other positions or offices, if any, now held by him or her with the Company and his or her principal occupation during the past five years.

     Linda Chowdry, 53, has been a member of our Board of Directors since February 9, 2001. She is the widow of Michael Chowdry, the Company's founder. She is President of the Chowdry Family Foundation, a non-profit organization and serves on the Board of Directors of the Aspen Institute, Colorado Academy, a private school, and Horizons, a philanthropic group aiding at-risk children.

     Lawrence W. Clarkson, 63, has been a member of our Board of Directors since May 13, 1997. He was President of Boeing Enterprises from February 1997 until his retirement on February 1, 1999, where he was responsible for establishing and directing new airplane-related business acquisitions, joint ventures and other relationships outside of the traditional business scope of The Boeing Company ("Boeing"). Since April 1992 until his retirement on February 1, 1999, he was also a Senior Vice President of Boeing. He previously held various management and executive positions with Boeing after he joined that company in 1987. Prior to that, for twenty years he held various management and executive positions with Pratt & Whitney. He serves as Vice Chairman of the National Bureau of Asian Research, Chairman of the United States Pacific Economic Cooperation Committee and as a Director of Avnet, Inc. Formerly, he served as Chairman of the National Center for APEC, a Director of the U.S.-China Business Council, a member of the Executive Committee of the National Association of Manufacturers and as a Director of the Atlantic Council. He also serves on the U.S.-Japan Joint High Level Advisory Panel and is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the National Research Council -- Committee on Japan.

     Richard A. Galbraith, 63, has been a member of our Board of Directors since June 4, 2001. He was Treasurer of British Airways, from 1983 until his retirement in 1998, with responsibility for creating a professional treasury and tax organization capable of handling and assessing the risks and needs of a major international airline emerging from the public sector into the private sector. He also served as deputy chairman of the British Airways pension funds and was a director of British Airways offshore captive Bermuda insurance company. Prior to joining British Airways, Mr. Galbraith worked as treasurer and subsequently manager of oil and financial services from 1971 to 1983 for P&O Group. He qualified as a chartered accountant with Peat Marwick Mitchell in London and is a fellow of the Association of Corporate Treasurers.

     Stephen A. Greene, 61, has been a member of our Board of Directors since February 9, 2001. He has been a partner of the New York based law firm of Cahill Gordon & Reindel since 1972, which law firm has represented the Company since 1994. He also serves as a director of The Transportation Group (Capital) Ltd.

     David K.P. Li, 62, has been a member of our Board of Directors since April 16, 1998. He has been Chairman of the Bank of East Asia, Limited since 1997 and a Director and Chief Executive of the Bank of East Asia, Limited since 1981. He is a Director of Campbell Soup Company, CATIC Shenzhen Holdings Limited, Chelsfield Plc., China Merchants China Direct Investments Limited, China Overseas Land & Investment Limited, Dow Jones & Company, Inc., The Hong Kong and China Gas Company Limited, The Hong Kong and Shanghai Hotels, Limited, Hong Kong Interbank Clearing Limited, The Hong Kong Mortgage Corporation Limited, Pacific Century Cyberworks Limited, New World Infrastructure Limited, PowerGen Plc., San Miguel Brewery Hong Kong Limited, Sime Darby Berhad, SCMP Group Ltd. and Vitasoy International Holdings Limited. Mr. Li also serves on the international advisory boards of Carlos P. Romulo Foundation for Peace and Development, Daimler Chrysler, Federal Reserve Bank of New York's International Capital Markets Advisory Committee, Lafarge, PowerGen and Rolls-Royce Plc.

     James T. Matheny, 62, has been President and Chief Operating Officer since January 2001 and a member of our Board of Directors since October, 2000. From February 1999 to January 2001, he was Executive Vice President -- Operations Development of Atlas Air, Inc. From December 1992 to February 1999 he served as Senior Vice President -- Operations of Atlas Air, Inc. From 1991 to 1992, he was Director -- Quality Assurance and subsequently, Vice President -- Maintenance and Engineering for Eastern Airlines, Inc. From 1961 to 1991, he served in the United States Navy, rising to Commanding Officer of an aircraft squadron, two air wings and an aircraft carrier, and Operations Officer of the Seventh Fleet, based in Japan.

     Brian H. Rowe, 70, has been Chairman of the Board of Directors since January 2001 and a member of our Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in January 1995, a position he held since September 1993, where he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President and CEO of General Electric Aircraft Engines and Senior Vice President of the General Electric Company (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to 1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to 1974). Mr. Rowe is Chairman of AeroEquity, Inc. and serves as a director of Textron, B/E Aerospace and Acterna Corporation.

     Richard H. Shuyler, 55, has been Chief Executive Officer since January 2001 and a member of our Board of Directors since March 1995. From February 1998 until January 2001, Mr. Shuyler was Atlas Air, Inc.'s Executive Vice
President -- Strategic Planning and Treasurer. From June 1994 to February 1998, he was Senior Vice President -- Finance, Chief Financial Officer and Treasurer of Atlas Air, Inc. From January 1993 to June 1994, he was Senior Vice
President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities. He also serves on the Board of Trustees of Colorado Academy and on the Board of Directors of the Air Transport Association.

     Ronald B. Woodard, 59, has been a member of our Board of Directors since June 4, 2001. He was President of the Boeing Commercial Airline Group of The Boeing Company from 1995 to 1998 with responsibility for marketing and launching Boeing's 777-300, 757-300, 767-400 and 737-900 aircraft, as well as Boeing's initiation into the executive business jet marketplace through launching of the 737 Business Jet. From 1991 to 1994, he served as Vice President and General Manager of the Renton Division of Boeing responsible for the design, development and production of all Boeing narrow-bodied aircraft. He previously held various management and executive positions with Boeing after he joined the company in 1966 as a structural engineer. Since his retirement from Boeing in 1998, he founded and is currently President, Chief Executive Officer and Director of MagnaDrive Corporation, engaged in creating new engine technology applications for industrial equipment. Mr. Woodard currently serves on the board of directors of Coinstar, Inc., and he served on the board of directors of Burlington Northern Santa Fe Railroad from 1995 to 2001. He is chairman of the Seattle Symphony Orchestra and Trustee of the University of Puget Sound and is a Fellow of the Royal Aeronautical Society.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                   VOTE FOR THE ELECTION OF EACH NOMINEE FOR
                             DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of Atlas Air Worldwide Holdings, Inc.

NAME                                                            POSITION(S)
----                                                            -----------
Richard H. Shuyler...........................  Chief Executive Officer
James T. Matheny.............................  President and Chief Operating Officer
                                               Senior Vice President and Chief Financial
Douglas A. Carty.............................  Officer
Fred L. deLeeuw..............................  Senior Vice President, Strategic Planning
Thomas G. Scott..............................  Senior Vice President and General Counsel

     For biographical information about Messrs. Shuyler and Matheny see "Information With Respect to Nominees."

     Douglas A. Carty, 45, has been Senior Vice President and Chief Financial Officer since July 2001. Prior to his employment with us and since 1990, Mr. Carty was employed with Canadian Airlines, where he served in a variety of positions, including, Senior Vice President and Chief Financial Officer. Mr. Carty also serves as a non-executive Chairman of the Board of Exclamation Inc., a Canadian Company.

     Fred L. deLeeuw, 51, has been Senior Vice President, Strategic Planning since July 2001. From July 2000 to July 2001 Mr. deLeeuw was Atlas Air's Vice President, Corporate Finance. From October 1997 until July 2000 Mr. deLeeuw served as Director, Corporate Finance. Prior to his employment with us Mr. deLeeuw was employed in a variety of positions with Vanguard Airlines, Northwest Airlines, Continental Airlines, People Express and Texas International Airlines.

     Thomas G. Scott, 52, has been Senior Vice President and General Counsel since July 1998. Prior to his employment with us and since 1980, Mr. Scott was employed with United Parcel Service Co., where he served in a variety of positions, including Vice President and Chief Legal Officer, with primary responsibility for managing the airline legal department including aircraft acquisitions, airport projects and international expansion.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is the beneficial ownership of Common Stock as of April 15, 2002 for (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of Common Stock,
(ii) all Directors, (iii) each of the Company's five most highly compensated executive officers, including the Company's Chief Executive Officer (the "Named Executive Officers"), and (iv) all Directors and Named Executive Officers as a group.

                                                                NUMBER OF SHARES      PERCENT OF
                                                                 OF COMMON STOCK      OUTSTANDING
NAME                                                          BENEFICIALLY OWNED(1)     SHARES
----                                                          ---------------------   -----------
Michael A. Chowdry Marital Trust(2).........................       16,935,501              44%
Richard H. Shuyler..........................................          123,490               *
James T. Matheny............................................          153,264               *
Douglas A. Carty............................................               --               *
Fred L. deLeeuw.............................................           28,126               *
Thomas G. Scott.............................................           62,813               *
Berl Bernhard...............................................           21,742               *
Linda Chowdry(3)............................................            3,940               *
Lawrence W. Clarkson........................................           13,217               *
Richard A. Galbraith........................................            5,461               *
Stephen A. Greene...........................................            5,728               *
David K.P. Li...............................................           20,647               *
Brian Rowe..................................................           34,540               *
Ronald Woodard..............................................            3,000               *
All Directors and Executive Officers as a Group.............       17,411,469              45%
Mellon Financial Corporation(4).............................        4,918,256              13%
Wellington Management Company, LLP(4).......................        2,398,750               6%

---------------

 * Represents less than 1% beneficial ownership.

(1) Unless otherwise indicated, ownership means sole voting and investment power. As to each person or group named in the table, the table includes the following shares issuable upon the exercise of options that are exercisable within 60 days from April 15, 2002: Estate of Michael A. Chowdry -- 503,440 shares; Mr. Shuyler -- 117,711 shares; Mr. Matheny -- 149,125 shares; Mr. deLeeuw -- 28,126 shares; Mr. Scott -- 62,813 shares; Mr. Carty -- 0 shares; Mr. Bernhard -- 10,500 shares; Ms. Chowdry -- 3,000 shares; Mr.
    Clarkson -- 12,000 shares; Mr. Galbraith -- 3,000 shares; Mr.
    Greene -- 3,000 shares; Mr. Li -- 12,000 shares; Mr. Rowe -- 31,250 shares; Mr. Woodard -- 3,000 shares; and all directors and executive officers as a group -- 938,965 shares.

(2) Linda Chowdry, John Blue and the Atlantic Trust Company, N.A., located in Denver, Colorado, are the trustees (the "Trustees") of the Michael A. Chowdry Marital Trust (the "Trust"). The Trust beneficially owned, as of April 15, 2002, 16,935,501 shares of Common Stock representing 44.3% of the outstanding Common Stock. This number of shares includes 1,755,000 shares of Common Stock held by Chowdry, Inc. and 7,071,501 shares held by Chowdry Limited Partnership. At April 15, 2002, Chowdry, Inc. beneficially owned 8,826,501 shares of Common Stock representing 23.1% of the outstanding Common Stock, which includes shares held by the Chowdry Limited Partnership. At April 15, 2002, Chowdry Limited Partnership, a Wyoming limited partnership, beneficially owned 7,071,501 shares of Common Stock representing 18.5% of the shares of Common Stock. The Trust has the sole power to vote and dispose of 16,935,501 shares of Common Stock. The Trustees, in their capacities as both Trustees and personal representatives of the estate of Michael A. Chowdry, have shared power with each other to vote and dispose of 17,496,843 shares of Common Stock. In addition to the shares noted above, this number includes 561,342 shares of Common Stock held by such estate, including exercisable and vested options to purchase 503,440 shares of Common

    Stock. The Trust and the Trustees have these powers as to shares of Common Stock owned by Chowdry, Inc. and Chowdry Limited Partnership because the Trust owns 100% of the outstanding stock of Chowdry, Inc., which in turn manages Chowdry Limited Partnership. Chowdry, Inc. and Chowdry Limited Partnership have the sole power to vote and dispose of the Common Stock beneficially owned by them. The Trust has informed the Company that the Trust, Chowdry, Inc. and Chowdry Limited Partnership may transfer shares of Common Stock to entities which are related to them and in which the Trustees will continue to share the power to vote and dispose of the Common Stock.

(3) Does not include 17,496,843 shares of Common Stock as to which Ms. Chowdry shares the power to vote and to dispose of as described in Note 2 above.

(4) These numbers are based upon currently available public information and represents beneficial ownership as of December 31, 2001.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors of Atlas Air Worldwide Holdings, Inc. held six meetings during 2001. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during 2001 (including in the case of each director for purposes of this calculation only such committee and Board meetings as occurred after such director commenced service on the Board of Directors).

     The Board of Directors has a standing Compensation Committee and a standing Audit Committee. The membership of these committees is determined from time to time by the Board.

     The Compensation Committee, which in 2001 consisted of Lawrence W. Clarkson, Berl Bernhard, Linda Chowdry, Stephen A. Greene and Brian Rowe, held three meetings during 2001. The Compensation Committee administers our and our subsidiaries' executive compensation programs and also administers the Employee Stock Purchase Plan and the portion of our 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Option Plan") applicable to employees. The Independent Subcommittee of the Compensation Committee, which consists of Mr. Rowe and Mr. Clarkson, issues options and determines the bonuses, if any, given to officers.

     The Audit Committee consisted of four outside directors in 2001, Ronald B. Woodard, Lawrence W. Clarkson, Richard Galbraith and Brian Rowe, who were not officers of or employees of the Company or its subsidiaries. These directors are, in the opinion of the Board, "independent" (as defined under the standards of New York Stock Exchange) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Audit Committee held three meetings during 2001. In addition, it has been our practice to provide detailed financial information at each meeting of the Board of Directors. The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent auditors, recommend the firm of independent auditors to perform such audits, consider non-audit functions proposed to be performed by the independent auditors, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable.

     Our non-employee directors receive $12,500 on a quarterly basis for their services, and receive $2,500 for each Board meeting attended in person. We reimburse non-employee directors for out-of-pocket travel expenditures relating to their service on the Board. Under our Director Stock Plan (the "Director Plan"), non-employee directors receive 25% of their quarterly compensation in Common Stock and the balance is payable in Common Stock or cash (or a combination of Common Stock and cash) at the non-employee director's election. If a non-employee director elects at the commencement of any quarter to receive his quarterly remuneration, or a portion thereof, in Common Stock, the number of shares received is determined by dividing the average price for the date immediately preceding the first meeting of directors of each quarter for which compensation is to be paid (or if no meeting is held in the quarter, then the last day of such quarter) into the amount of compensation earned for the quarter which the non-employee director chooses not to receive in cash.

     Non-employee directors receive options to purchase 3,000 shares of Common Stock upon their initial election or appointment to the Board at an exercise price equal to the fair market value of the Common Stock at the time of such election or appointment, and all non-employee directors receive options to purchase 3,000 shares of Common Stock on August 16 of each year. In addition, the Board of Directors, in its discretion, may grant additional options to purchase Common Stock to non-employee directors upon such terms and at such times as it may deem appropriate.

     As Chairman of the Board and Chairman of the Executive Committee of the Board of Directors, Brian Rowe receives annual compensation of $150,000. On February 15, 2001, Mr. Rowe was granted (a) options to purchase 70,000 shares of Common Stock at an exercise price of $28.85, the closing price on February 14, 2001, vesting on February 15, 2006, or earlier upon death, disability or retirement; (b) options to purchase 15,000 shares at an exercise price of $28.85, the closing price on February 14, 2001, vesting one quarter per year beginning February 15, 2002, or earlier upon death, disability or retirement. On February 8, 2002, Mr. Rowe was granted options to purchase 25,000 shares of Common Stock at an exercise price of $10.68, vesting on February 8, 2007 or earlier upon death, disability or retirement.

     As a member of the Executive Committee of the Board of Directors, Linda Chowdry receives annual compensation of $50,000.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from our directors and officers regarding the necessity of filing a report, we believe that during 2001 all filing requirements were met on a timely basis except that due to changes in administrative personnel and the relocation of our offices from Colorado to New York, Form 3s, 4s and 5s for certain of our officers and directors were not filed on a timely basis as follows: Berl Bernhard, 2; Doug Carty, 1; Linda Chowdry, 4; Lawrence Clarkson, 2; Fred deLeeuw, 1; Richard Galbraith, 3; Stephen Greene, 3; David Li, 1; Brian Rowe, 3; Thomas Scott, 1; Richard Shuyler, 1; Stuart Weinroth, 1 and Ronald Woodard, 3.

            COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

     The members of the Compensation Committee in 2001 were Messrs. Bernhard, Clarkson, Greene, Rowe and Ms. Chowdry. Mr. Rowe was the Chairman of the Board of the Company.

     A loan was extended in June 1996 to an executive officer for the purpose of constructing a residence for which the remaining balance is $250,000, bearing interest of approximately 5.9%. In June 1998 and March 1999, interest-free demand loans of $100,000 and $65,500, respectively, were extended to an executive officer, which loans will be forgiven if such employee remains in Atlas' employ through June 15, 2003. In December 1999, we extended two interest-free bridge loans of $150,000 and $25,000 to an executive officer for the purpose of relocating that officer's residence from Colorado to New York, which loans were repaid in January 2001. As of December 31, 2001 the outstanding balance of executive officer demand loans, including accrued interest, was approximately $415,000.

     Mr. Greene is a partner of the law firm Cahill Gordon & Reindel, which rendered legal services to us in 2001 and is expected to provide legal services to us in 2002.

     Mr. Li is Chairman and Chief Executive of The Bank of East Asia, Limited, which entered into a consulting agreement with the Company. The Bank of East Asia, Limited receives an annual retainer pursuant to such agreement.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for 2001, 2000 and 1999, the compensation of the Named Executive Officers for services rendered to the Company and its subsidiaries in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                     COMPENSATION AWARDS
                                                ANNUAL COMPENSATION                -----------------------
                                   ---------------------------------------------   RESTRICTED   SECURITIES
                                                                  OTHER ANNUAL       STOCK      UNDERLYING    ALL OTHER
NAME AND POSITION                  YEAR   SALARY(1)    BONUS     COMPENSATION(2)   AWARDS(3)     OPTIONS     COMPENSATION
-----------------                  ----   ---------   --------   ---------------   ----------   ----------   ------------
Michael A. Chowdry...............  2001   $ 47,207    $ 38,624     $        0       $      0           0      $1,545,000
  Chairman of the Board, Chief     2000    643,740     439,934         56,763        183,761      56,250               0
  Executive Officer and            1999    643,739     143,140         60,011        170,416      56,250               0
  President(4)
Richard H. Shuyler...............  2001    372,101      78,750         17,099         78,750     205,309               0
  Chief Executive Officer --       2000    315,351     106,785      5,265,413(6)      89,204     122,500               0
  and Director(5)                  1999    314,073      69,485         17,099         82,736      22,500               0
James T. Matheny.................  2001    255,609      39,000         26,369         39,000     106,875               0
  President and Chief Operating    2000    281,250      96,104         60,755         72,272      22,500               0
  Officer(7)                       1999    272,035      68,790      1,322,086         52,136      60,000               0
Thomas G. Scott..................  2000    226,187      32,725         69,725         26,775      45,000               0
  Senior Vice President --         2000    218,750      98,666        333,765         56,212      15,000               0
  General Counsel(8)               1999    196,875      53,504         29,355         26,068      15,000               0
Fred L. deLeeuw..................  2001    209,911      39,068         34,847         31,965      60,000               0
  Senior Vice President --         2000    168,374      71,298        211,578         40,048      67,500               0
  Strategic Planning(9)            1999    106,907       8,985              0              0           0               0
Douglas A. Carty.................  2001     96,396      22,275        154,214         18,220     105,000               0
  Senior Vice President and
  Chief Financial Officer(10)

---------------
 (1) Includes amounts paid under the Profit Sharing Plan.

 (2) Represents compensation derived from the exercise of stock options, the furnishing of Company-owned automobiles, relocation cost reimbursements and other personal benefits.

 (3) As to each person named in the table, the table includes the following shares of restricted stock units, which vest on December 31, 2002, generally subject to continued employment with the Company through that date: Mr. Shuyler -- 7,374 shares; Mr. Matheny -- 3,652 shares; Mr.
     Scott -- 2,507 shares; Mr. deLeeuw -- 2,993 shares; and Mr. Carty -- 1,706 shares.

 (4) On January 24, 2001, a private jet piloted by Mr. Chowdry crashed, resulting in his death and the death of a passenger. A death benefit of $1,545,000 was paid to Mr. Chowdry's estate under his employment contract.

 (5) Mr. Shuyler commenced employment with the Company on June 26, 1994. Mr. Shuyler served as Chief Financial Officer and Senior Vice President -- Finance until February 17, 1998. Mr. Shuyler served as Executive Vice President -- Strategic Planning, Treasurer until January, 2001, at which time he assumed his current position as Chief Executive Officer.

 (6) This amount includes options exercised by Rubicon Investments, LLC, a limited liability company, controlled by Mr. Shuyler and his wife. Such options were transferred to Rubicon by Mr. Shuyler prior to exercise.

 (7) Mr. Matheny served as Senior Vice President -- Operations until February 22, 1999. Mr. Matheny served as Executive Vice President -- Operations Development until January, 2001, at which time he assumed his current position as President and Chief Operating Officer.

 (8) Mr. Scott commenced employment with the Company on June 24, 1998.

 (9) Mr. deLeeuw commenced employment with the Company on October 29, 1997. Mr. deLeeuw served as Director of Corporate Finance and as Vice President, Corporate Finance until July 2000, at which time he assumed his current position as Senior Vice President, Strategic Planning.

(10) Mr. Carty commenced employment with Atlas Air, Inc. on August 7, 2001.

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 2001.

                             OPTION GRANTS IN 2001

                                                                                 POTENTIAL REALIZABLE VALUE
                           NUMBER OF    PERCENTAGE OF                              AT ASSUMED ANNUAL RATES
                           SECURITIES   TOTAL OPTIONS                            OF STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTION TERM(1)
                            OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
NAME                        GRANTED      FISCAL 2001    PER SHARE      DATE           5%            10%
----                       ----------   -------------   ---------   ----------   ------------   ------------
Michael A. Chowdry.......        --            --            --           --              --             --
Richard H. Shuyler.......    22,500          1.5%        $29.65       3/5/11      $  419,551     $1,063,225
                            182,809         12.1%         14.85       8/2/11       1,707,269      4,326,554
James T. Matheny.........    22,500          1.5%         29.65       3/5/11         419,551      1,063,225
                             84,375          5.6%         14.85       8/2/11         787,985      1,996,909
Thomas G. Scott..........    15,000          1.0%         29.65       3/5/11         279,701        708,817
                             30,000          2.0%         14.85       8/2/11         280,173        710,012
Fred L. deLeeuw..........    11,250          0.7%         29.65       3/5/11         209,776        531,613
                             48,750          3.2%         14.85       8/2/11         455,280      1,153,770
Douglas A. Carty.........    30,000          2.0%         14.85       8/2/11         280,173        710,012
                             75,000          5.0%         14.63       8/6/11         690,055      1,748,734

---------------

(1) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of our stock price. We did not use an alternative formula for this valuation as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, we disavow the ability of this or any other valuation model to predict or estimate our future stock price or to place a reasonably accurate present value on the stock options because all models depend on assumptions about the stock's future price movement, which is unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value.

     The following table sets forth information with respect to each of the Named Executive Officers concerning the value of all exercised and unexercised stock options of such individuals at December 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                         SHARES                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                        ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                   ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   ----------   -----------   -------------   -----------   -------------
Michael A. Chowdry...         --     $       --     503,440             --      $       --     $       --
Richard H. Shuyler...         --             --      86,305        271,872              --          9,140
James T. Matheny.....         --             --     117,719        180,938              --          4,219
Thomas G. Scott......         --             --      56,875         89,375              --          1,500
Fred L. deLeeuw......         --             --      14,063        113,437              --          2,438
Douglas A. Carty.....         --             --          --        105,000              --         21,750

EMPLOYMENT AGREEMENTS

     Mr. Michael A. Chowdry entered into an employment agreement with Atlas Air, Inc. that provided for a base salary of $515,000 per annum and discretionary annual bonuses to be determined by the Compensation Committee of the Board of Directors of the Company. On January 24, 2001, a private jet piloted by Mr. Chowdry crashed resulting in his death and the death of a passenger. Pursuant to the employment agreement, upon Mr. Chowdry's death, his estate is entitled to receive an annual base salary payment of $515,000 per year in semi-monthly installments over a three year period.

     Atlas Air, Inc. has entered into employment agreements with Mr. Shuyler and Mr. Matheny, which will expire on January 31, 2003 and June 30, 2002, respectively, subject to annual renewal thereafter. Atlas Air, Inc. entered into an employment agreement with Mr. Scott on June 22, 1998, which will expire on July 1, 2003. Atlas Air, Inc. entered into an employment agreement with Mr. Carty on August 7, 2001, which will expire on August 6, 2006. Atlas Air, Inc. entered into an employment agreement with Mr. deLeeuw on April 5, 2000, which will expire on March 31, 2005. The employment agreements with Messrs. Shuyler, Matheny, Carty, Scott and deLeeuw provide for annual base salaries of $525,000, $260,000, $270,000, $238,000 and $236,750, respectively. In addition to the annual salary, each employee may receive an annual bonus at the discretion of the Compensation Committee. The employment agreements require that the employees devote substantially all of their time to Atlas Air, Inc. Each such agreement will be subject to termination by Atlas Air, Inc. with or without cause. If such employment agreements are terminated by Atlas Air, Inc. without cause, Messrs. Matheny, Scott, deLeeuw and Carty are entitled to receive a termination payment equal to eighteen months of their base compensation. If Mr. Shuyler's employment agreement is terminated without cause or is not renewed, Mr. Shuyler is entitled to receive a lump sum payment of $325,000, plus $900,000 payable over a three year period commencing on the first anniversary of termination.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     We do not use predetermined or defined performance targets or a limited set of criteria in establishing total compensation for our CEO and executive officers. Our executive compensation philosophy is designed to align the interests of our stockholders, CEO and executive officers, while promoting teamwork among our CEO and executive officers. The Board of Directors and the Compensation Committee, which administers our executive compensation programs, have implemented this philosophy through a compensation program which combines four components: base salary, profit sharing, stock options and, in certain circumstances, bonuses.

     Base Salary. The base salaries of executive officers are determined by several factors, including comparisons with industry compensation levels and the individual executive's prior salary. In addition, base salary determinations were made in conjunction with the other components of executive compensation discussed herein, to assure proper attention to our goals.

     Profit Sharing. Atlas Air, Inc.'s Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based upon Atlas Air, Inc.'s pretax profits. For the year 2001, beginning with an eligible employee's thirteenth month of employment, an employee is entitled to receive a guaranteed profit sharing payment of 10% of salary. In 2001, every officer of Atlas Air, Inc. who had completed one year of service received the same profit sharing pro rata distribution as all other eligible employees.

     Stock Options. Our 1995 Stock Option Plan was adopted in March 1995, as a means to attract, retain and motivate selected employees of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted share units, performance shares and performance units, dividend equivalents and other share-based awards.

     Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve our financial and operational goals and increase shareholder value. Our bonus arrangements for our executive officers are intended to make a major portion of each executive officer's compensation dependent on our overall performance. Such bonuses are also intended to link executive compensation to shareholder value and to encourage the executives to act as a team. Bonuses are also intended to recognize the executive's individual contributions to us.

     In March 2001, the Independent Subcommittee of the Compensation Committee granted deferred compensation to executive officers in the form of restricted share units, which vest on December 31, 2002, generally subject to continued employment through that date.

     After reviewing the performance of our executive officers during 2001 against Board approved financial plans of the Company, as well as individual executive objectives, the Independent Subcommittee of the Compensation Committee determined to grant cash bonuses to executive officers in amounts based on a range of 14.46% to 23.11% of such officers' base salaries.

     In determining total compensation for 2001, the Committee considered the performance of each individual, his level of responsibility within the Company, industry compensation levels, the officer's longevity in office and prior salary, each officer's performance as a team member and our financial performance. However, no mathematical weighing formulae were applied with respect to any of these factors.

     CEO. The Committee's compensation philosophy applies in all respects to the Company's Chief Executive Officer. Mr. Chowdry's salary in 2001 totaled $47,207 and was determined by his employment agreement. Mr. Shuyler's salary in 2001 totaled $372,101 and was determined by his employment agreement. Mr. Shuyler's base salary is commensurate with the median base salary of chief executive officers of similarly situated airline companies. Mr. Shuyler was awarded a bonus of $78,750 in connection with, and based upon his contribution to the Company. In 2001, the Committee granted Mr. Shuyler a stock option covering 205,309 shares of Common Stock to provide an additional performance incentive and to recognize his outstanding performance and leadership.

     Deductibility of Compensation Expenses. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation in excess of $1 million paid to the corporation's chief executive officer and the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with our compensation goals.

Lawrence W. Clarkson, Chairman
Berl Bernhard
Linda Chowdry
Stephen A. Greene
Brian Rowe

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and the S&P Airlines Index for the dates indicated.

                         TOTAL RETURN TO SHAREHOLDERS+

                              [PERFORMANCE GRAPH]

                    TOTAL RETURN BETWEEN 8/9/95 AND 12/31/01

-----------------------------------------------------------------------------------------------------------------------------
                        08/09/95     12/29/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00     12/31/01
-----------------------------------------------------------------------------------------------------------------------------
 Atlas Air**              $100       $ 69.792     $198.958     $100.000     $203.906     $171.484     $203.906     $ 91.563
 S&P 500*                 $100       $111.143     $136.664     $182.264     $234.352     $283.667     $257.838     $236.292
 S&P Airlines*            $100       $ 97.385     $107.036     $180.339     $174.930     $172.801     $257.776     $180.794

 * Based on Close Price on August 9, 1995.

** Based on IPO of $10.67 on August 10, 1995, as restated to reflect the 3-for-2 stock split which occurred on January 25, 1999.

 + Assumes $100 invested on August 10, 1995 in each of the Company's Common
   Stock, the S&P 500 Stock Index and the S&P Airlines Index.

ITEM 2. APPROVAL OF AMENDMENT TO THE 1995 LONG TERM INCENTIVE AND SHARE AWARD
        PLAN

     The Board of Directors is recommending an amendment to the 1995 Long Term Incentive and Share Award Plan (the "1995 Plan"), attached hereto as Appendix A, to increase the number of shares of Common Stock authorized for the granting of awards from 5,900,000 to 8,900,000. This amendment must be approved by a majority of the stockholders present, or represented by proxy, and entitled to vote at the Meeting.

     The 1995 Plan is intended to provide a means to attract, retain and motivate selected employees of the Company and non-employee directors of the Company. The 1995 Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance share and performance units, dividend equivalents and other share based awards. All employees and directors are eligible to participate in the 1995 Plan. The portion of the 1995 Plan applicable to employees is administered by the Compensation Committee. The Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determinations required by the 1995 Plan. The Compensation Committee also has authority to waive conditions relating to an award or accelerate vesting of awards. The 1995 Plan also provides for certain grants of non-qualified stock options to non-employee directors, and, in the case of such grants, is intended to operate automatically and not require administration.

     An aggregate of 5,900,000 shares of Common Stock have been reserved for issuance under the 1995 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. The proposed amendment would increase the number of shares reserved for issuance to 8,900,000. No eligible employee may receive options or stock appreciation rights under the 1995 Plan for more than 300,000 shares of Common Stock (subject to adjustment) during any calendar year.

     The Board has determined that the increase in the number of shares reserved for issuance under the 1995 Plan is in the best interests of the Company and its stockholders. The Board believes that grants of stock options are an effective method to attract and retain employees and that the availability of shares for future grants under the 1995 Plan is important to the Company's business prospects and operations.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO
                                 THE 1995 PLAN.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Arthur Andersen LLP, our independent auditors for 2001, the matters required to be discussed by Statement on Auditing Standards 61. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with Arthur Andersen LLP the independence of such independent accounting firm. The Committee has also considered whether the independent auditors' provision of information technology and other non-audit services to us is compatible with the auditors' independence.

     Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2001 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Audit Committee

Ronald B. Woodard, Chairman
Lawrence W. Clarkson
Richard Galbraith
Brian Rowe

FEES FOR ALL SERVICES PROVIDED BY ARTHUR ANDERSEN LLP FOR FISCAL YEAR 2001 ARE AS FOLLOWS:

     Audit Fees. The aggregate fees billed for professional services rendered for the audit of our annual financial statement for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were approximately $391,000.

  Financial Information Systems Design and Implementation Fees

     Arthur Andersen did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

  All Other Fees

     The aggregate fees billed by Arthur Andersen for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2001, were approximately $821,000. The vast majority of these fees relate to professional tax services.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     On April 25, 2002, based upon the recommendation of the Audit Committee, the Board of Directors decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountant and engaged Ernst & Young LLP ("Ernst & Young") to serve as the Company's independent public accountants for 2002.

     The Arthur Andersen audit report on the consolidated financial statements of the Company for the past two years, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years, and the interim period through the date of the Board's decision, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company's consolidated financial statement for 2001, and there were no reportable events, as set forth in Item 304(a)(1)(v) of SEC Regulation S-K.

     During the two most recent fiscal years and through the date of the Board's decision, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

ITEM 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

     The Board of Directors, based upon the recommendation of its Audit Committee, has appointed Ernst & Young as independent public accountants of the Company with respect to its operations for the year 2002. In taking this action, the members of the Board and the Audit Committee considered Ernst & Young's independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

     There will be presented at the Annual Meeting a proposal for the ratification of the appointment of Ernst & Young, which the Board of Directors believes is advisable and in the best interest of the stockholders. If the appointment of Ernst & Young is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting the appointment of independent public accountants will be reconsidered by the Board of Directors.

     Representatives of Ernst & Young will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY
                               FOR THE YEAR 2002.

                             STOCKHOLDER PROPOSALS

     Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2003 Annual Meeting of Stockholders, the proposal must be received by us, Attention: David Brictson, Secretary, at our principal executive offices by January 3, 2003. Any such proposal, including any accompanying supporting statement, may not exceed 500 words.

     Under our By-laws, and as permitted by the rules of the SEC, no business may be brought before the annual meeting except as specified in the notice of the meeting (which includes stockholder proposals that we are required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in our By-laws) not less than 70 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement under SEC Rule 14a-8.

     On request, a copy of the full text of the By-law provisions discussed above may be obtained by writing to our principal office: Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577-2543,
Attention: Secretary.

     The Board is not aware of any matters that it expects to bring before the 2002 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

     The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

     Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/ DAVID BRICTSON
                                          DAVID BRICTSON
                                          Secretary

Dated: May 3, 2002

                                                                      APPENDIX A

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.

                 1995 LONG TERM INCENTIVE AND SHARE AWARD PLAN
                    (INCLUDING AMENDMENTS ONE THROUGH EIGHT)

SECTION                                                             PAGE
-------                                                             ----
1.   Purposes....................................................    A-1
2.   Definitions.................................................    A-1
3.   Administration..............................................    A-3
     (a) Authority of the Committee..............................    A-3
     (b) Manner of Exercise of Committee Authority...............    A-4
     (c) Limitation of Liability.................................    A-4
4.   Shares Subject to the Plan..................................    A-4
5.   Specific Terms of Awards....................................    A-5
     (a) General.................................................    A-5
     (b) Options.................................................    A-5
     (c) SARs....................................................    A-6
     (d) Restricted Shares.......................................    A-6
     (e) Restricted Share Units..................................    A-7
     (f) Performance Shares and Performance Units................    A-7
     (g) Dividend Equivalents....................................    A-8
     (h) Other Share-Based Awards................................    A-8
6.   Certain Provisions Applicable to Awards.....................    A-8
     (a) Stand-Alone, Additional, Tandem and Substitute Awards...    A-8
     (b) Terms of Awards.........................................    A-8
     (c) Form of Payment Under Awards............................    A-9
     (d) Nontransferability......................................    A-9
7.   Director's Options..........................................    A-9
     (a) Annual Grant............................................    A-9
     (b) Market Value............................................    A-9
     (c) Termination of Service..................................    A-9
     (d) Time and Method of Exercise.............................   A-10
     (e) Nontransferability......................................   A-10
     (f) Adjustments.............................................   A-10
     (g) Directors' Fees.........................................   A-10
     (h) Administration..........................................   A-10
     (i) Discretionary Grants....................................   A-10
8.   General Provisions..........................................   A-11
     (a) Compliance with Legal and Trading Requirements..........   A-11
     (b) No Right to Continued Employment or Service.............   A-11
     (c) Taxes...................................................   A-11
     (d) Changes to the Plan and Awards..........................   A-11
     (e) No Rights to Awards; No Shareholder Rights..............   A-11
     (f) Unfunded Status of Awards...............................   A-11
     (g) Nonexclusivity of the Plan..............................   A-12
     (h) Not Compensation for Benefit Plans......................   A-12
     (i) No Fractional Shares....................................   A-12
     (j) Governing Law...........................................   A-12
     (k) Effective Date; Plan Termination........................   A-12
     (l) Titles and Headings.....................................   A-12

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.

                 1995 LONG TERM INCENTIVE AND SHARE AWARD PLAN
                    (INCLUDING AMENDMENTS ONE THROUGH EIGHT)

     1. Purposes. The purposes of the 1995 Long Term Incentive and Share Award Plan are to advance the interests of Atlas Air Worldwide Holdings, Inc. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          (b) "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Employee under the Plan.

          (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (d) "Beneficiary" means the person, persons, trust or trusts which have been designated by such Eligible Employee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Employee, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (e) "Board" means the Board of Directors of the Company.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          (g) "Committee" means the Board, the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that the Compensation Committee or such other Board Committee as may be designated by the Board to administer the Plan shall consist of two or more directors of the Company, each of whom, to the extent required, is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

          (h) "Company" means Atlas Air Worldwide Holdings, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

          (i) "Director" means a non-employee member of the Board.

          (j) "Director's Option" means an NQSO granted to a Director under paragraph (a) of Section 7 or Shares delivered to a Director in payment of Director's fees under paragraph (g) of Section 7.

          (k) "Dividend Equivalent" means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

          (l) "Eligible Employee" means any employee of the Company or its Subsidiaries and Affiliates, including any director who is an employee.

          (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          (n) "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares as of any given date prior to the existence of a public market for the Company's Shares shall mean the Company's book value. Thereafter, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

          (o) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (p) "NQSO" means any Option that is not an ISO.

          (q) "Option" means a right, granted under Section 5(b) or Section 7, to purchase Shares.

          (r) "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

          (s) "Participant" means an Eligible Employee or Director who has been granted an Award or Director's Option under the Plan.

          (t) "Performance Share" means a performance share granted under
     Section 5(f).

          (u) "Performance Unit" means a performance unit granted under Section 5(f).

          (v) "Plan" means this 1995 Long Term Incentive and Share Award Plan.

          (w) "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

          (x) "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

          (y) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (z) "SAR" or "Share Appreciation Right" means the right, granted under
     Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

          (aa) "Shares" mean common stock, $.01 par value per share, of the Company.

          (bb) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3. Administration.

          (a) Authority of the Committee. Except as provided in Section 7, the Plan shall be administered by the Committee and the Committee shall have full and final authority to the following actions, in each case subject to and consistent with the provisions of the Plan:

             (i) to select Eligible Employees to whom Awards may be granted;

             (ii) to designate Affiliates;

             (iii) to determine the type or types of Awards to be granted to each Eligible Employee;

             (iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

             (v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

             (vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Employee;

             (vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Employee;

             (viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

             (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

             (x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

             (xi) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

          (b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Employees, any person claiming any rights under the Plan from or through any Eligible Employee, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

          (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee off the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

     4. Shares Subject to the Plan.

          (a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards and Director's Options under the Plan shall be 5,900,000. No Award or

     Director's option may be granted if the number of Shares to which such Award or Director's option relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards or Director's Options are forfeited, cancelled, terminated, exchanged or surrendered or such Award or Director's Option is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award or Director's Option shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards or Director's Options under the Plan; provided, however, that in the case of forfeiture, cancellation, exchange or surrender of Restricted Shares or Restricted Share Units with respect to which dividends or Dividend Equivalents have been paid or accrued, such number of Shares shall not be available for Awards or Director's Options unless, in the case of Shares with respect to which dividends or Dividend Equivalents were accrued but unpaid, such dividends and Dividend Equivalents are also forfeited, cancelled, exchanged or surrendered. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised. Subject to adjustment as provided in
     Section 4(c) hereof, the maximum number of Shares with respect to which options or SARs may be granted during a calendar year to any Eligible Employee under this Plan shall be 300,000 Shares.

          (b) Any Shares distributed pursuant to an Award or Director's Option may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

          (c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and
     (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

     5. Specific Terms of Awards.

          (a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Eligible Employee.

          (b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Employees on the following terms and conditions:

             (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee, and the Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

             (ii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Employees.

             (iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan.

          (c) SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Employees on the following terms and conditions:

             (i) Right to Payment. An SAR shall confer on the Eligible Employee to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price of the SAR as determined by the Committee as of the date of grant of the SAR (which, in the case of an SAR granted in tandem with an option, shall be equal to the exercise price of the underlying Option).

             (ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Employees, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, an SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

          (d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Employees on the following terms and conditions:

             (i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Employee granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

             (ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

             (iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Employee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

             (iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

          (e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Employees, subject to the following terms and conditions:

             (i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Employee). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

             (ii) Forfeiture. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

          (f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Employees on the following terms and conditions:

             (i) Performance Period. The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Employee to Eligible Employee and shall be based upon such performance criteria as the Committee may deem appropriate. Performance Periods may overlap and Eligible Employees may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

             (ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Employee or group of Eligible Employees with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Employee as an Award if the relevant measure of Company performance for the Performance Period is met.

             (iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the

        Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

             (iv) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

             (v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period.

          (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Employees. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

          (h) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Employees such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Award's valued by reference to the performance of specified Subsidiaries or Affiliates. The committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Awards under the Plan, shall also be authorized pursuant to this Section 5(h).

     6. Certain Provisions Applicable to Awards.

          (a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Employees either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Employee to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

          (b) Terms of Awards. The term of each Award granted to an Eligible Employee shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any

     ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

          (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

          (d) Nontransferability. Awards (except for vested Shares) shall not be transferable by an Eligible Employee except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Employee only by such Eligible Employee or his guardian or legal representative. An Eligible Employee's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Employee's creditors. Notwithstanding the foregoing, an Option granted hereunder may be transferred by the Eligible Employee to members of his or her "immediate family," to a trust or trusts established for the exclusive benefit of solely one or more members of his or her "immediate family" or to a partnership in which his or her "immediate family" members are the only partners or to any similar entity (such as limited liability company) the members (or shareholders) of which consist solely of one or more persons in his/her immediate family. Any option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Eligible Employee's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

     7. Director's Options.

          (a) Annual Grant. On the date of the consummation of the initial public offering of the Shares (the "IPO") each Director in office on such date shall automatically be granted an NQSO to purchase 1,000 Shares with an exercise price per Share equal to the price per Share paid by the public in the IPO. In addition, (i) on each anniversary of the IPO, beginning with the anniversary occurring in 1996, each Director in office on such date shall automatically be granted a NQSO to purchase 1,000 shares with an exercise price per Share equal to 100 percent of the Market Value of one Share on the date of grant; and (ii) on and after June 4, 1996, each newly appointed non-employee Director shall automatically be granted a NQSO to purchase 1,000 Shares upon his(her) initial election or appointment to the Board of Directors with an exercise price per Share equal to 100 percent of the Market Value of one Share on the date of grant; provided, however, that in all events such price shall be at least equal to the par value of a Share. Each Option granted to a Director under this paragraph (a) shall become fully exercisable on the date of grant, and shall expire (unless terminated earlier under paragraph (c) below) on the tenth anniversary of the date of grant. Effective January 1, 1998, the option grants to Directors under 7(a)(i) (anniversary of IPO grant) and (ii) (upon initial appointment to the Board grant) shall each be 2,000 Shares.

          (b) Market Value. For purposes of this Section 7, Market Value shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

          (c) Termination of Service. If a person ceases to be a Director, (i) due to retirement after attainment of age 65, or (ii) due to death or disability, all of his or her outstanding Options may be exercised at any time prior to the expiration dates of such Options. If the Director's service terminates for any other reason, all of his or her outstanding Options may be exercised at any time within six months after the date of such termination, but not later than the expiration date of the Options.

          (d) Time and Method of Exercise. The exercise price of a Director's Option shall be paid to the Company at the time of exercise either in cash, or in Shares already owned by the optionee and having a total Market Value equal to the exercise price, or in a combination of cash and such Shares.

          (e) Nontransferability. Director's Options granted under the Plan shall be transferable only (i) by Will or the laws of descent and distribution and (ii) by the Director to members of his or her "immediate family," to a trust or trusts established for the exclusive benefit of solely one or more members of his or her "immediate family" or to a partnership in which his or her "immediate family" members are the only partners or to any similar entity (such as limited liability company) the members (or shareholders) of which consist solely of one or more persons in his/her immediate family. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Director's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

          (f) Adjustments. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Director and preserve the value of the Director's Option, (i) there shall automatically be substituted for each Share subject to an unexercised Director's Option and each Share to be issued under Section 7(a) subsequent to such event the number and kind of shares, other securities or other consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged, and
     (ii) the exercise price shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to any unexercised Director's Option shall remain the same as immediately prior to such event.

          (g) Directors' Fees. Each Director shall have the option to receive all or a portion of his quarterly compensation (including any fees that may be payable for attending meetings of the Board) payable to such Director in such capacity in the form of Shares in lieu of cash. Each Director shall be entitled to elect whether to receive such compensation in (i) cash, (ii) Shares, or (iii) a combination of cash and Shares. A Director who desires to receive a portion of his compensation in Shares shall make an election to do so by expressing the percentage of compensation to be paid in the form of Shares. Once an election is made, it may be changed only at the beginning of a fiscal quarterly period. The number of Shares to be transferred to a Director pursuant to this paragraph (g) shall be determined by the Company by computing the mean between the high and low selling prices per Share on the date immediately preceding the first meeting of Directors of each Quarter (or if no meeting is held in the quarter, then the last day of such quarter) (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange, and dividing the dollar amount of fees owed to such Director in the form of Shares by such average price. Certificates evidencing such Shares shall bear such legends deemed to be necessary in the opinion of the Company or its legal counsel.

          (h) Administration. To the extent the Plan relates to Director's Options granted under paragraph (a) of Section 7 of the Plan, it is intended to operate automatically and not require administration. However, to the extent that administration is necessary with respect to such grants, the Plan shall be administered by the Secretary of the Company. Since the Director's Options are awarded automatically, this function will be limited to ministerial matters. The plan administrator will have no discretion with respect to the selection of Director optionees, the determination of the exercise price of Director's Options, the timing of such grants or number of Shares covered by the Director's Options.

          (i) Discretionary Grants. From time to time the Board may grant additional Options or SARs to Directors of the Company upon such terms and at such times as it may deem appropriate.

     8. General Provisions.

          (a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards or Director's Options thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award or Director's Option until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state law.

          (b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's or director's employment or service at any time.

          (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Employee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Employee's tax obligations.

          (d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders to the extent such shareholder approval is required (i) in order to insure that Awards granted under the Plan are exempt under Rule 16b-3 or (ii) under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any Award or Director's Option theretofore granted to him or her. Notwithstanding the other provisions of this paragraph, Section 7 and the other provisions of this Plan applicable to Director's Options may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

          (e) No Rights to Awards; No Shareholder Rights. No Eligible Employee or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Employees and employees. No Award shall confer on any Eligible Employee any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Employee in accordance with the terms of the Award.

          (f) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award or Director's Option, nothing contained in the Plan or any Award or Director's Option shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

          (g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

          (h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

          (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award or Director's Option. In the case of Awards to Eligible Employees, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated. In the case of Director's Options, cash shall be paid in lieu of such fractional Shares.

          (j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.

          (k) Effective Date; Plan Termination. The Plan shall become effective as of March 13, 1995 (the "Effective Date") upon approval by the affirmative votes of the holders of a majority of voting securities of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

          (l) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
                            2000 WESTCHESTER AVENUE
                         PURCHASE, NEW YORK 10577-2543

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 4, 2002

    The undersigned hereby constitutes and appoints Richard H. Shuyler and Thomas G. Scott, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., to be held on the second floor of the Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017, (see directions enclosed), on Tuesday, June 4, 2002 at 10:00 a.m. EDT and at any adjournments thereof, on all matters coming before said meeting.

    1. Election of Directors

              NOMINEES:           [ ] FOR                 [ ] WITHHELD

        LINDA CHOWDRY, LAWRENCE W. CLARKSON, RICHARD A. GALBRAITH, STEPHEN A.
                                GREENE, DAVID K.P. LI,
      JAMES T. MATHENY, BRIAN H. ROWE, RICHARD H. SHUYLER AND RONALD B. WOODARD
        (To withhold vote for any individual nominee write that name below.)

--------------------------------------------------------------------------------

    2. Approval of amendment to the 1995 Long Term Incentive and Share Award
       Plan.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    3. Ratification of appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal year 2002.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    4. In their discretion, upon other matters as they may properly come before the meeting.

                (Continued and to be signed on the other side.)

                          (Continued from other side.)

    You are encouraged to specify your choices by marking the appropriate boxes, see reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named on the reverse side as agents and proxies cannot vote your shares unless you sign and return this card.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                    Dated --------------------------, 2002
                                    ----------------------------------------
                                    ----------------------------------------
                                    ----------------------------------------
                                    Signature(s)
                                    Please mark, sign and return promptly
                                    using the enclosed envelope. Executors,
                                    administrators, trustees, etc. should
                                    give a title as such. If the signer is a
                                    corporation, please sign full corporate
                                    name by duly authorized officer.